Exhibit 99.1

For Immediate News Release

October 23, 2013

AVALONBAY COMMUNITIES, INC. ANNOUNCES

THIRD QUARTER 2013 OPERATING RESULTS

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today a Net Loss Attributable to Common Stockholders for the quarter ended September 30, 2013 of $10,715,000. This resulted in Earnings (Loss) per Share – diluted (“EPS”) of $(0.08) for the quarter ended September 30, 2013, compared to EPS of $0.89 for the comparable period of 2012, a decrease of 109.0%. For the nine months ended September 30, 2013, EPS was $0.80 compared to $3.13 for the comparable period of 2012, a decrease of 74.4%.

The decreases in EPS for the three and nine months ended September 30, 2013 from the respective prior year periods are due primarily to non-recurring charges, including amounts related to the Archstone acquisition, as described in the Company’s first quarter 2013 earnings release dated April 30, 2013.  For the three months ended September 30, 2013, EPS and FFO, as defined below, per share include a charge of $0.41 for previously deferred losses from an interest rate contract, and $0.04 per share for expensed transaction costs from the Archstone acquisition.  In addition, EPS for the three months ended September 30, 2013, includes $0.46 per share for the depreciation of in-place leases acquired as part of the Archstone acquisition, amounts for which were being recognized over a six month period following the transaction.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended September 30, 2013 decreased 18.1% to $1.18 from $1.44 for the comparable period of 2012.  FFO per share for the nine months ended September 30, 2013 decreased 12.6% to $3.54 from $4.05 from the prior year period.  Adjusting for non-routine items as detailed in the Definitions and Reconciliations of this release, FFO per share would have increased over the prior year periods by 15.6% to $1.63 and 17.8% to $4.76 for the three and nine months ended September 30, 2013, respectively.

The following table compares the Company’s FFO per share for the three months ended September 30, 2013 to the outlook provided in its second quarter 2013 earnings release in July 2013.

Third Quarter 2013 Results

Comparison to July 2013 Outlook

Per Share

Projected FFO-July 2013 Outlook (1)	$ 1.16
Favorable Archstone acquisition costs	0.02
NOI from operating and lease-up communities	(0.01)
Joint venture activities and other	0.01
FFO per share - actual	$ 1.18

(1) Represents the mid-point of the Company's July 2013 outlook.

Commenting on the Company’s results, Tim Naughton, Chairman and CEO, said, “Adjusted FFO growth of nearly 16% was primarily driven by contributions from new development communities as well as our stabilized portfolio. Increased development underway is largely pre-funded and supported by favorable apartment fundamentals that we expect will be a key driver to future earnings growth and value creation.”

Operating Results for the Quarter Ended September 30, 2013 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $128,399,000, or 47.2%, to $400,303,000.  For Established Communities, Average Rental Rates increased by 4.4%, and were partially offset by a decrease in Economic Occupancy of 0.5%, resulting in an increase in rental revenue of 3.9%. Total revenue for Established Communities increased $8,119,000 to $214,949,000. Operating expenses for Established Communities increased $2,122,000, or 3.3%, to $66,825,000. Accordingly, NOI for Established Communities increased by 4.2%, or $5,998,000, to $148,124,000.

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the third quarter of 2013 compared to the third quarter of 2012:

Q3 2013 Compared to Q3 2012

	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)

New England	2.9%	(0.1%)	9.3%	(0.6%)	14.7%
Metro NY/NJ	4.6%	(0.7%)	5.1%	3.4%	27.3%
Mid-Atlantic	0.3%	(0.4%)	2.0%	(1.0%)	16.0%
Pacific NW	7.7%	(1.3%)	16.9%	1.7%	4.2%
No. California	8.1%	(0.4%)	(11.7%)	15.0%	19.2%
So. California	3.8%	(0.3%)	1.2%	4.7%	18.6%
Total	4.4%	(0.5%)	3.3%	4.2%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Operating Results for the Nine Months Ended September 30, 2013 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $317,530,000, or 40.3%, to $1,105,792,000.  For Established Communities, Average Rental Rates increased by 4.5%, and coupled with an increase in Economic Occupancy of 0.2%, resulted in an increase in rental revenue of 4.7%. Total revenue for Established Communities increased $28,300,000 to $635,228,000. Operating expenses for Established Communities increased $5,469,000, or 2.9%, to $193,818,000. Accordingly, NOI for Established Communities increased by 5.5%, or $22,831,000, to $441,410,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the nine months ended September 30, 2013 as compared to the nine months ended September 30, 2012:

YTD 2013 Compared to YTD 2012

	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)

New England	2.7%	0.5%	5.6%	2.0%	15.2%
Metro NY/NJ	4.7%	0.0%	4.8%	4.6%	27.7%
Mid-Atlantic	1.3%	(0.2%)	0.9%	1.1%	15.8%
Pacific NW	8.2%	(0.3%)	9.1%	7.4%	4.3%
No. California	8.1%	0.3%	(4.2%)	13.1%	18.9%
So. California	3.8%	0.4%	1.1%	5.7%	18.1%
Total	4.5%	0.2%	2.9%	5.5%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Development Activity

The Company started the construction of four communities:  Avalon Willoughby Square/AVA DoBro, located in Brooklyn, NY; Avalon at Stratford, located in Stratford, CT; Avalon Hayes Valley, located in San Francisco, CA; and Maple Leaf (a legacy Archstone joint venture), located in Cambridge, MA.  These communities will contain 1,241 apartment homes when completed and will be developed for an estimated Total Capital Cost of $592,800,000.

The Company completed the development of two communities: Avalon Shelton, located in Shelton, CT and Avalon Hackensack, located in Hackensack, NJ. These two communities contain an aggregate of 476 apartment homes and were constructed for an aggregate Total Capital Cost of $93,900,000.

The Company added two Development Rights. If developed as expected, these Development Rights will contain 835 apartment homes and will be developed for an estimated Total Capital Cost of $210,000,000.

The Company also acquired land parcels related to the development of three apartment communities during the quarter ended September 30, 2013 for an aggregate purchase price of $48,780,000. The Company has started, or anticipates starting, construction of new apartment communities on these land parcels during the next 12 months.

Redevelopment Activity

The Company commenced the redevelopment of one Eaves branded community that contains 294 apartment homes and is expected to be redeveloped for a Total Capital Cost of $11,900,000, excluding costs incurred prior to redevelopment. During the third quarter of 2013, the Company completed the redevelopment of two Avalon branded communities which contain an aggregate of 830 apartment homes and were redeveloped for an aggregate Total Capital Cost of $12,800,000, excluding costs incurred prior to the redevelopment.

Disposition Activity

AvalonBay Value Added Fund, L.P. (“Fund I”), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 15%, sold Avalon at Cedar Place, located in Columbia, MD. Avalon at Cedar Place, containing 156 apartment homes, was sold for $26,000,000.  The Company’s share of the gain in accordance with GAAP was $688,000.

In October 2013, the Company sold Archstone Vanoni Ranch, located in Ventura, CA. Archstone Vanoni Ranch contains 316 homes and was sold for $82,000,000.

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

Liquidity and Capital Markets

At September 30, 2013, the Company did not have any borrowings outstanding under its $1,300,000,000 unsecured credit facility. At September 30, 2013, the Company had $211,339,000 in unrestricted cash and cash in escrow.

New Financing Activity

In September 2013, the Company issued $400,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement. The notes mature in October 2020 and were issued at a 3.625% interest rate. The notes have an effective interest rate of 3.785%, including the effect of offering costs.

Fourth Quarter and Updated Full Year 2013 Outlook

For the fourth quarter of 2013, the Company expects EPS in the range of $1.96 to $2.02. The Company expects EPS for the full year 2013 to be in the range of $2.79 to $2.85.

The Company expects Projected FFO per share in the range of $1.54 to $1.60 for the fourth quarter of 2013 and Projected FFO per share for the full year 2013 to be in the range of $5.09 to $5.15.

Fourth Quarter Conference Schedule

The Company is scheduled to participate in REITWorld hosted by NAREIT in San Francisco, CA from November 13-15, 2013. During this conference, Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; portfolio strategy and other business and financial matters affecting the Company. Details on how to access related materials will be available beginning November 13, 2013 on the Company’s website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on October 24, 2013 at 1:00 PM ET to review and answer questions about this release, its third quarter 2013 results, the Attachments (described below) and related matters. To participate on the call, dial 877-510-2397 domestically and 763-416-6924 internationally and use conference id: 73816233.

To hear a replay of the call, which will be available from October 24, 2013 at 3:00 PM ET to October 31, 2013 at 11:59 PM ET, dial 855-859-2056 domestically and 404-537-3406 internationally, and use conference id: 73816233.

A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

About AvalonBay Communities, Inc.

As of September 30, 2013, the Company owned or held a direct or indirect ownership interest in 276 apartment communities containing 82,584 apartment homes in twelve states and the District of Columbia, of which 29 communities were under construction and five communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Director of Investor Relations at 1-703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters.  Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; we may not be able to integrate the assets and operations acquired in the Archstone acquisition in a manner consistent with our assumptions and/or we may fail to achieve expected efficiencies and synergies; we may encounter liabilities related to the Archstone acquisition for which we may be responsible that were unknown to us at the time we completed the Archstone acquisition or at the time of this release; and our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q. The Company does not undertake a duty to update forward-looking statements, including its expected third quarter and full year 2013 operating results. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.  This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD

	2013	2012	2013	2012

Net (loss) income attributable to common stockholders	$(10,715)	$86,844	$100,929	$301,512
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	164,756	67,590	476,202	199,593
Distributions to noncontrolling interests, including discontinued operations	8	7	24	21
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(688)	(14,194)	(11,512)	(15,665)
Gain on sale of previously depreciated real estate assets	--	--	(118,173)	(95,049)

FFO attributable to common stockholders	$153,361	$140,247	$447,470	$390,412

Average shares outstanding - diluted	129,620,138	97,546,569	126,477,114	96,401,558

Earnings (loss) per share - diluted (1)	$(0.08)	$0.89	$0.80	$3.13

FFO per common share - diluted	$1.18	$1.44	$3.54	$4.05

(1) EPS for Q3 2013 computed using weighted average basic shares and participating units outstanding of 129,401,567.

The Company’s results for the three and nine months ended September 30, 2013 and the comparable prior year periods include the non-routine items outlined in the following table:

	Q3	Q3	YTD	YTD

	2013	2012	2013	2012

FFO per share, actual	$1.18	$1.44	$3.54	$4.05

Non-Routine Items
Loss on interest rate contract	0.41	-	0.40	-
Archstone acquisition and joint venture costs	0.04	-	0.65	-
Compensation plan update and severance charges	0.01	-	0.04	0.01
Land gains and joint venture activity	(0.01)	(0.04)	(0.02)	(0.04)
Archstone acquisition capital markets activity	-	-	0.15	-
Debt prepayment penalty and deferred finance charge write off	-	-	-	0.01
Legal settlement	-	0.01	-	0.01

FFO per share, as adjusted for non-routine items	$1.63	$1.41	$4.76	$4.04

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the fourth quarter and full year 2013 to the range provided for projected EPS (diluted) is as follows:

	Low	High

	Range	Range

Projected EPS (diluted) - Q4 2013	$ 1.96	$ 2.02
Projected depreciation (real estate related)	0.79	0.85
Projected gain on sale of operating communities	(1.21)	(1.27)

Projected FFO per share (diluted) - Q4 2013	$ 1.54	$ 1.60

Projected EPS (diluted) - Full Year 2013	$ 2.79	$ 2.85
Projected depreciation (real estate related)	4.55	4.61
Projected gain on sale of operating communities	(2.25)	(2.31)

Projected FFO per share (diluted) - Full Year 2013	$ 5.09	$ 5.15

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q3	Q3	Q2	Q1	Q4	YTD	YTD

	2013	2012	2013	2013	2012	2013	2012

Net (loss) income	$ (10,885)	$ 86,747	$ 36,097	$ 75,469	$ 122,384	$ 100,681	$ 301,178
Indirect operating expenses, net of corporate income	10,780	7,396	10,852	9,041	7,862	30,673	24,049
Investments and investment management expense	1,043	1,582	1,096	1,015	1,545	3,154	4,526
Expensed acquisition, development and other pursuit costs	2,176	608	3,806	40,059	9,601	46,041	1,749
Interest expense, net	43,945	33,985	45,653	38,174	36,117	127,772	100,804
Loss on interest rate contract	53,484	--	(2,484)	--	--	51,000	--
Loss on extinguishment of debt, net	--	--	--	--	--	--	1,179
General and administrative expense	9,878	8,372	11,345	10,039	7,703	31,262	26,398
Joint venture loss (income)	(3,260)	(5,553)	940	18,564	(11,113)	16,244	(9,801)
Depreciation expense	160,682	62,750	190,787	106,368	63,306	457,837	183,688
Casualty and impairment loss	--	--	--	--	1,449	--	--
Gain on sale of real estate assets	--	--	(33,922)	(84,491)	(51,262)	(118,413)	(95,329)
Income from discontinued operations	(3,221)	(4,340)	(57)	(3,795)	(4,948)	(7,073)	(15,062)
Gain on acquisition of unconsolidated real estate entity	--	(14,194)	--	--	--	--	(14,194)
NOI from continuing operations	$ 264,622	$ 177,353	$ 264,113	$ 210,443	$ 182,644	$ 739,178	$ 509,185

Established:
New England	$ 29,323	$ 29,502	$ 30,320	$ 28,577	$ 29,637	$ 88,220	$ 86,504
Metro NY/NJ	43,327	41,903	43,449	42,439	42,150	129,215	123,488
Mid-Atlantic	17,652	17,831	18,330	18,187	18,218	54,169	53,569
Pacific NW	7,752	7,626	7,937	7,850	7,782	23,539	21,914
No. California	29,905	25,996	28,218	27,504	26,716	85,627	75,732
So. California	20,165	19,268	20,375	20,100	19,836	60,640	57,372
Total Established	148,124	142,126	148,629	144,657	144,339	441,410	418,579
Other Stabilized (excluding Archstone)	29,390	24,145	28,311	27,713	25,871	85,414	58,800
Other Stabilized - Archstone	65,654	--	68,838	23,720	--	158,212	--
Development/Redevelopment	21,454	11,082	18,335	14,353	12,434	54,142	31,806
NOI from continuing operations	$ 264,622	$ 177,353	$ 264,113	$ 210,443	$ 182,644	$ 739,178	$ 509,185

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2012 through September 30, 2013 or classified as held for sale at September 30, 2013).  A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income for these communities is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2013	2012	2013	2012

Income from discontinued operations	$ 3,221	$ 4,340	$ 7,073	$ 15,062
Interest expense, net	--	--	--	133
Loss on extinguishment of debt	--	--	--	602
Depreciation expense	1,726	3,248	10,727	10,641

NOI from discontinued operations	$ 4,947	$ 7,588	$ 17,800	$ 26,438

NOI from assets sold	--	4,692	4,249	17,915
NOI from assets held for sale	4,947	2,896	13,551	8,523

NOI from discontinued operations	$ 4,947	$ 7,588	$ 17,800	$ 26,438

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For development communities, Projected NOI is calculated based on the first twelve months of stabilized operations, following the completion of construction.  In calculating the initial year market cap rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2013	2012	2013	2012

Rental revenue (GAAP basis)	$ 214,840	$ 206,747	$ 634,944	$ 606,684
Concessions amortized	71	136	170	736
Concessions granted	(325)	(61)	(395)	(250)

Rental revenue (with concessions on a cash basis)	$ 214,586	$ 206,822	$ 634,719	$ 607,170

% change -- GAAP revenue		3.9%		4.7%

% change -- cash revenue		3.8%		4.5%

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended September 30, 2013 as well as prior years’ activities is presented on Attachment 13.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the third quarter of 2013 are as follows (dollars in thousands):

Net (loss) income attributable to common stockholders	$ (10,715)
Interest expense, net	43,945
Depreciation expense	160,682
Depreciation expense (discontinued operations)	1,726
EBITDA	$ 195,638

EBITDA from continuing operations	$ 190,691
EBITDA from discontinued operations	4,947
EBITDA	$ 195,638

EBITDA from continuing operations	$ 190,691

Interest expense, net	$ 43,945

Interest coverage	4.3

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the nine months ended September 30, 2013 is as follows (dollars in thousands):

NOI for Established Communities	$ 441,410
NOI for Other Stabilized Communities (excluding Archstone)	85,414
NOI for Other Stabilized - Archstone	158,212
NOI for Development/Redevelopment Communities	54,142
NOI for discontinued operations	17,800
Total NOI generated by real estate assets	756,978
NOI on encumbered assets	238,693
NOI on unencumbered assets	$ 518,285

Unencumbered NOI	68%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had stabilized operations as of the beginning of the prior year.  Therefore, for 2013, Established Communities are consolidated communities that have stabilized operations as of January 1, 2012 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.  Established Communities do not include communities acquired as part of the Archstone acquisition.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents.  By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.